September 2002


TRUSTEES OF VANGUARD(R)UTILITIES INCOME FUND TO ASK SHAREHOLDERS
TO APPROVE CHANGES TO FUND'S OBJECTIVE AND CONCENTRATION IN UTILITIES STOCKS


Dear Utilities Income Fund Shareholder:

After careful consideration, the Board of Trustees of Vanguard Utilities Income Fund is proposing significant changes to the fund's objective and industry concentration policy. The trustees propose to replace the fund's single-industry focus with a broader investment mandate--specifically, to invest in dividend-paying companies across a diverse range of industries. These proposals are each contingent upon shareholder approval of the other. This means that the fund will implement the changes only if shareholders approve both proposals. The fund's board of trustees has made these proposals contingent because to implement one without the other would be impractical.

THE REASON BEHIND THE PROPOSED CHANGES

Historically, utility companies have been closely regulated and tended to have relatively modest but steady earnings growth and stable or increasing dividends. The deregulation of many utilities, such as those in the energy and telephone sectors, has changed the character of the utilities industry and led to far less stability in both earnings and dividend payments. Eliminating the fund's focus on utility companies would allow the fund manager to invest in dividend-paying companies regardless of their businesses and thereby eliminate the risk associated with the fund's narrow concentration.

IMPACT IF THE PROPOSALS ARE APPROVED

Vanguard Utilities Income Fund's current investment objective is to provide a high level of current income and, secondarily, to provide moderate long-term growth of capital and income. The fund's proposed investment objective is to provide above-average income and, secondarily, to provide moderate long-term growth of capital and income. The fund currently invests at least 80% of its assets in common stocks of utility companies. While this industry-focused approach was reasonable for conservative investors when the utilities industry was less volatile, it is much less appropriate in today's environment. Under the proposed industry concentration policy, the fund would invest no more than 25% of its assets in any single industry. This change would substantially reduce the current and future risks associated with industry concentration. To reflect the broader objective and investments, the fund's name would be changed to Vanguard(R) Dividend Growth Fund.

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Finally,  while  we  expect  that the  transition  of this  highly  concentrated portfolio into a more diversified one would increase portfolio turnover in the short term, we estimate that there would be minimal or no capital gains distributions. Once the transition is complete, we expect the portfolio's turnover to return to below-average levels.

PROPOSED CHANGES SUBJECT TO SHAREHOLDER APPROVAL

These changes are subject to shareholder approval at a meeting scheduled for December 3, 2002. If you were a shareholder in the Utilities Income Fund as of the close of business on September 6, 2002, you will be entitled to vote on these proposals. Proxy materials--including a ballot and additional information regarding these proposals--will be mailed to you in late September 2002.

We hope you will vote in favor of the proposals because we believe they will benefit you as a fund shareholder. If you have any questions, please visit us at our web site, www.vanguard.com, or call us toll free at 1-800-523-1188.

Sincerely,


The Vanguard Group



Beginning September 23, 2002, copies of the proxy statement will be available without charge online at www.vanguard.com or by calling 1-800-523-1188. Prior to September 23, 2002, a preliminary version of the proxy statement is available without charge from the Securities and Exchange Commission at www.sec.gov or by calling the SEC at 1-202-942-8090. We encourage you to read the proxy statement because it contains important information about the proposals.

This material may be used in conjunction with the offering of shares of any member funds of The Vanguard Group only if preceded or accompanied by a current prospectus of each fund whose shares are being offered.


(C)2002 The Vanguard Group, Inc. All rights reserved. Vanguard Marketing Corporation, Distributor.